Exhibit 10.7

FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT

THIS FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”) is entered into as of July 3, 2022, by and among OXFORD FINANCE LLC, a Delaware limited liability company with an office located at 115 South Union Street, Suite 300, Alexandria, Virginia 22314 (“Oxford”), as collateral agent (in such capacity, “Collateral Agent”), the Lenders listed on Schedule 1.1 to the Loan Agreement (as defined below) or otherwise a party thereto from time to time including Oxford in its capacity as a Lender (each a “Lender” and collectively, the “Lenders”), and SYROS PHARMACEUTICALS, INC., a Delaware corporation with offices located at 840 Memorial Drive, Cambridge, MA 02139 (“Borrower”).

A. Collateral Agent, Borrower and Lenders have entered into that certain Loan and Security Agreement dated as of February 12, 2020 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”) pursuant to which Lenders have provided to Borrower certain loans in accordance with the terms and conditions thereof;

B. Borrower, Tack Acquisition Corp., a Delaware corporation and a wholly owned Subsidiary of Borrower (“Merger Sub”) and Tyme Technologies, Inc. (“Merger Partner”), a Delaware corporation are entering into that certain Agreement and Plan of Merger (in the form attached hereto as Exhibit A, and as may be amended to the extent permitted by Section 2.1 hereof only, the “Merger Agreement”) on July 3, 2022 pursuant to which Borrower and Merger Partner will enter into a business combination transaction and Merger Partner will become a wholly owned subsidiary of Borrower.

C. Sections 7.2(c)(ii)(y) and 7.3 of the Loan Agreement require Borrower to obtain the consent of the Required Lenders to enter into the Merger Agreement and consummate the transactions contemplated thereby and Borrower has asked Collateral Agent and the Required Lenders to provide such consent;

D. Collateral Agent and the Required Lenders have agreed to (i) provide consent to Borrower entering into the Merger Agreement and consummating the transactions contemplated thereby and (ii) amend certain provisions of the Loan Agreement, subject to, and in accordance with, the terms and conditions set forth herein, and in reliance upon the representations and warranties set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Borrower, the Required Lenders and Collateral Agent hereby agree as follows:

1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2. Consent.

2.1 Subject to the terms and conditions hereof, including Section 2.2 hereof, Collateral Agent and the Required Lenders hereby consent to Borrower’s execution, delivery and performance of the Merger Agreement and consummating the Merger (as defined in the Merger Agreement) and other transactions contemplated thereby; provided, however, (a) any amendment or waiver of the Merger Agreement, including any amendment of any exhibit or schedule thereto, that would either (i) adversely affect the Lenders or (ii) materially and adversely affect Borrower, shall be subject to the prior written approval of Collateral Agent and the Required Lenders and (b) at all times prior to consummating the Merger, Borrower shall not (i) Transfer to, license to or permit Merger Sub to hold any Intellectual Property and (ii) Transfer or permit Merger Sub to hold any assets having an aggregate value in excess of Ten Thousand Dollars ($10,000.00).

2.2 The consent of Collateral Agent and the Lenders to the consummation of the Merger, is subject to Borrower’s satisfaction of the following conditions:

(a) immediately prior to the Merger, and after giving effect to the Merger, no Event of Default shall have occurred and be continuing or would result therefrom;

(b) the Merger shall be consummated, in all material respects, in accordance with applicable law and the terms of the Merger Agreement and no closing condition set forth in Section 7.1 and Section 7.2 of the Merger Agreement shall have been waived by Borrower or Merger Sub, without the prior written approval of Collateral Agent and the Required Lenders;

(c) upon consummation of the Merger, Merger Partner shall become a wholly owned Subsidiary of Borrower;

(d) in connection with the Merger, neither Borrower nor any of its Subsidiaries (including for this purpose, Merger Partner or any of its Subsidiaries (if any)) shall acquire or be subject to any Indebtedness or Liens that are not otherwise permitted by the Loan Agreement;

(e) the Merger shall be consensual and shall have been approved by Merger Partner’s board of directors; and

(f) on the date of the Merger (but immediately prior to the consummation of the Merger), the Collateral Agent and Lenders shall have received a certificate of the chief financial officer of Borrower in the form attached hereto as Exhibit B certifying compliance with the requirements contained in this Section 2.2 (both before and after giving effect to the Merger).

3. Amendments to Loan Agreement.

3.1 Section 10 (Notices). Section 10 of the Loan Agreement is amended by replacing the address for notices to Collateral Agent (but not the address for a courtesy copy for Collateral Agent) with the following:

“OXFORD FINANCE LLC

115 South Union Street, Suite 300

Alexandria, VA 22314

Attention: Legal Department

Fax: (703) 519-5225

Email: LegalDepartment@oxfordfinance.com”

3.2 Section 2.5 (Fees). Section 2.5 is amended by (a) deleting the word “and” at the end of clause (d), (b) replacing the period at the end of clause (e) with a semicolon, and (c) adding the following new clause (f) to immediately follow clause (e):

“(f) Interest-Only Extension Milestone Fees. The First Interest-Only Extension Milestone Fee, when due hereunder, to be shared between the Lenders in accordance with their respective Pro Rata Shares and the Second Interest-Only Extension Milestone Fee, when due hereunder, to be shared between the Lenders in accordance with their respective Pro Rata Shares.”

3.3 Section 13 (Definitions). The following defined terms in Section 13 of the Loan Agreement are amended and restated as follows:

“Amortization Date” is, March 1, 2023; provided, however, (a) if Borrower achieves the First Interest-Only Extension Milestone prior to January 1, 2023, then the Amortization Date with respect to all Term Loans shall automatically be extended to March 1, 2024, and (b) if the Amortization Date is March 1, 2024 and Borrower achieves the Second Interest-Only Milestone prior to January 1, 2024, then the Amortization Date with respect to all Term Loans shall automatically be extended to September 1, 2024.

“Key Person” is each of Borrower’s (i) Chief Executive Officer, who is Nancy Simonian as of the Effective Date and (ii) Chief Financial Officer, who is Jason Haas as of the First Amendment Effective Date.

“Maturity Date” is (a) February 1, 2025, if the Amortization Date is March 1, 2023, (b) February 1, 2026, if the Amortization Date is March 1, 2024 and (c) August 1, 2026 if the Amortization Date is September 1, 2024.

“Obligations” are all of Borrower’s obligations to pay when due any debts, principal, interest, Lenders’ Expenses, the Prepayment Fee, the Final Payment, the First Interest-Only Extension Milestone Fee, the Second Interest-Only Extension Milestone Fee, and other amounts Borrower owes the Lenders now or later, in connection with, related to, following, or arising from, out of or under, this Agreement or, the other Loan Documents (other than the Warrants), or otherwise, and including interest accruing after Insolvency Proceedings begin (whether or not allowed) and debts, liabilities, or obligations of Borrower assigned to the Lenders and/or Collateral Agent, and the performance of Borrower’s duties under the Loan Documents (other than the Warrants).

3.4 Section 13 (Definitions). The following defined terms is added to Section 13 of the Loan Agreement in appropriate alphabeltical order:

“First Amendment Effective Date” means July 3, 2022.

“First Amendment to Loan Agreement” means that certain First Amendment to Loan and Security Agreement dated as of July 3, 2022 by and among among Collateral Agent, Borrower and Lenders.

“First Interest-Only Extension Milestone” means Borrower’s delivery to Collateral Agent and Lenders of (a) evidence, satisfactory to Collateral Agent and Lenders in their sole discretion, that (i) Borrower has acquired Tyme Technologies, Inc. pursuant to the terms of the Merger Agreement and the Merger Partner Net Cash (excluding, the amount by which such Merger Partner Net Cash was increased for any Litigation Losses) as of the Closing Date (as such terms are defined in the Merger Agreement) is at least Fifty Million Dollars ($50,000,000.00) and (ii) Borrower has received net unrestricted (other than Liens imposed pursuant to this Agreement) proceeds from the sale of Borrower’s equity securities or equity-linked securities of at least Ninety Million Dollars ($90,000,000.00) from a private investment in public equity offering pursuant to that certain Securities Purchase Agreement, dated as of July 3, 2022, by and among the investors identified on Exhibit A attached thereto and their Affiliates or such other investors satisfactory to Collateral Agent and Lenders in their reasonable discretion, and (b) Borrower’s written election to pay the First Interest-Only Extension Milestone Fee either (i) within five (5) Business Days of confirmation from Collateral Agent that the Amortization Date is March 1, 2024 or (ii) upon the earliest to occur of (A) the Maturity Date, (B) the acceleration of any Term Loan, or (C) the prepayment of any Term Loan pursuant to Section 2.2(c) or (d).

“First Interest-Only Extension Milestone Fee” means a fee, due and payable to Lenders in accordance with their respective Pro Rata Shares if the Amortization Date is March 1, 2024, in the aggregate amount equal to: (a) if Borrower has elected to pay such fee within five (5) Business Days of confirmation from Collateral Agent that the Amortization Date is March 1, 2024, Three Hundred Thousand Dollars ($300,000.00), or (b) if Borrower has elected to pay such fee upon the earliest to occur of (A) the Maturity Date, (B) the acceleration of any Term Loan, or (C) the prepayment of any Term Loan pursuant to Section 2.2(c) or (d), Seven Hundred Twenty-Five Thousand Dollars ($725,000.00).

“Merger Agreement” means that certain Agreement and Plan of Merger by and among Borrower, Tack Acquisition Corp., a Delaware corporation and a wholly owned Subsidiary of Borrower, and Tyme Technologies, Inc., a Delaware corporation, dated as of July 3, 2022, as amended to the extent permitted by Section 2.1 of the First Amendment to Loan Agreement.

“Second Interest-Only Extension Milestone” means Borrower’s delivery to Collateral Agent and Lenders of (a) evidence, satisfactory to Collateral Agent and Lenders in their sole discretion, that Borrower has either (i) enrolled the first patient in the randomnized portion of Borrower’s Tamibarotene (formerly SY-1425) Phase 2 trial for RARA-positive patients with newly diagnosed unfit acute myeloid leukemia or (ii) enrolled its first patient in

Borrower’s SY-2101 Phase 3 trial for acute promyelocytic leukemia, and (b) Borrower’s written election to pay the Second Interest-Only Extension Milestone Fee either (i) within five (5) Business Days of confirmation from Collateral Agent that the Amortization Date is September 1, 2024 or (ii) upon the earliest to occur of (A) the Maturity Date, (B) the acceleration of any Term Loan, or (C) the prepayment of any Term Loan pursuant to Section 2.2(c) or (d).

“Second Interest-Only Extension Milestone Fee” means a fee, due and payable to Lenders in accordance with their respective Pro Rata Shares if the Amortization Date is September 1, 2024, in the aggregate amount equal to: (a) if Borrower has elected to pay such fee within five (5) Business Days of confirmation from Collateral Agent that the Amortization Date is September 1, 2024, One Hundred Fifty Thousand Dollars ($150,000.00), or (b) if Borrower has elected to pay such fee upon the earliest to occur of (A) the Maturity Date, (B) the acceleration of any Term Loan, or (C) the prepayment of any Term Loan pursuant to Section 2.2(c) or (d), Three Hundred Thousand Dollars ($300,000.00).

4. Limitation of Amendment.

4.1 Except for the consents set forth in Section 2 above, Collateral Agent and the Required Lenders have not consented to, and are not consenting to, any other transaction or action or inaction in violation of the Loan Agreement or any other Loan Document, whether in connection with the Merger or otherwise.

4.2 The consents set forth in Section 2 above and the amendments set forth in Section 3 above are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, including, without limitation, a wavier of any default or Event of Default under the Loan Agreement resulting from Borrower’s failure to consummate the Merger or the breach or fulfilment of any of Borrower’s obligations under the Merger Agreement or the Securities Purchase Agreement or (b) otherwise prejudice any right, remedy or obligation which Lenders or Borrower may now have or may have in the future under or in connection with any Loan Document, as amended hereby.

4.3 This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents are hereby ratified and confirmed and shall remain in full force and effect.

5. Representations and Warranties. To induce Collateral Agent and the Required Lenders to enter into this Amendment, Borrower hereby represents and warrants to Collateral Agent and the Required Lenders as follows:

5.1 Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct in all material respects as of such date) and (b) no Event of Default has occurred and is continuing;

5.2 Borrower has the power and due authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

5.3 The organizational documents of Borrower delivered to Collateral Agent on the Effective Date, and updated pursuant to subsequent deliveries by or on behalf of the Borrower to the Collateral Agent, remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

5.4 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not contravene (i) any material law or regulation binding on or affecting Borrower, (ii) any material contractual restriction with a Person binding on Borrower, (iii) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (iv) the organizational documents of Borrower;

5.5 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made;

5.6 This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

6. Loan Document. Borrower, Lenders and Collateral Agent agree that this Amendment shall be a Loan Document. Except as expressly set forth herein, the Loan Agreement and the other Loan Documents shall continue in full force and effect without alteration or amendment. This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.

7. Release by Borrower.

7.1 FOR GOOD AND VALUABLE CONSIDERATION, Borrower hereby forever relieves, releases, and discharges Collateral Agent and each Lender and their respective present or former employees, officers, directors, agents, representatives, attorneys, and each of them, from any and all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs and expenses, actions and causes of action, of every type, kind, nature, description or character whatsoever, whether known or unknown, suspected or unsuspected, absolute or contingent, arising out of or in any manner whatsoever connected with or related to facts, circumstances, issues, controversies or claims existing or arising from the beginning of time through and including the date of execution of this Amendment solely to the extent such claims arise out of or are in any manner whatsoever connected with or related to the Loan Documents, the Recitals hereto, any instruments, agreements or documents executed in connection with any of the foregoing or the origination, negotiation, administration, servicing and/or enforcement of any of the foregoing (collectively “Released Claims”).

7.2 By entering into this release, Borrower recognizes that no facts or representations are ever absolutely certain and it may hereafter discover facts in addition to or different from those which it presently knows or believes to be true, but that it is the intention of Borrower hereby to fully, finally and forever settle and release all matters, disputes and differences, known or unknown, suspected or unsuspected in relation to the Released Claims; accordingly, if Borrower should subsequently discover that any fact that it relied upon in entering into this release was untrue, or that any understanding of the facts was incorrect, Borrower shall not be entitled to set aside this release by reason thereof, regardless of any claim of mistake of fact or law or any other circumstances whatsoever. Borrower acknowledges that it is not relying upon and has not relied upon any representation or statement made by Collateral Agent or Lenders with respect to the facts underlying this release or with regard to any of such party’s rights or asserted rights.

7.3 This release may be pleaded as a full and complete defense and/or as a cross-complaint or counterclaim against any action, suit, or other proceeding that may be instituted, prosecuted or attempted in breach of this release. Borrower acknowledges that the release contained herein constitutes a material inducement to Collateral Agent and the Lenders to enter into this Amendment, and that Collateral Agent and the Lenders would not have done so but for Collateral Agent’s and the Lenders’ expectation that such release is valid and enforceable in all events.

8. Co-Borrower. Within thirty (30) days of the closing of the Merger, Borrower shall cause Tyme Technologies, Inc. to become a co-Borrower and take the actions required by Section 6.12 of the Loan Agreement

9. Effectiveness. This Amendment shall be deemed effective as of the date hereof upon the due execution of (i) this Amendment by the parties thereto, and (ii) a certificate from a Responsible Officer together with Board approved projections certifying and setting forth in reasonable detail that Borrower has enough cash on hand to pay its projected expenses and all debt service when due for a period of eighteen (18) months after the consummation of the Merger and after giving effect to the Merger and other matters related to the Merger set forth therein.

10. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which, taken together, shall constitute one and the same instrument. Delivery by electronic transmission (e.g. “.pdf”) of an executed counterpart of this Amendment shall be effective as a manually executed counterpart signature thereof.

11. Governing Law. This Amendment and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of New York.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Loan and Security Agreement to be executed as of the date first set forth above.

BORROWER:

SYROS PHARMACEUTICALS, INC.

By	/s/ Jason Haas
Name: Jason Haas
Title: Chief Financial Officer

COLLATERAL AGENT AND LENDER:

OXFORD FINANCE LLC

By	/s/ Colette H. Featherly
Name: Colette H. Featherly
Title: Senior Vice President

[Signature Page to First Amendment to Loan and Security Agreement]